EXHIBIT (a)(5)(D)

N E W S   R E L E A S E

FOR IMMEDIATE RELEASE	Contact:	Steven E. Nielsen, President and CEO Richard L. Dunn, Senior Vice President and CFO (561) 627-7171

Palm Beach Gardens, Florida	October 11, 2005
DYCOM INDUSTRIES, INC. ANNOUNCES CLOSING OF $150 MILLION
AGGREGATE PRINCIPAL AMOUNT OF SENIOR SUBORDINATED NOTES
Palm Beach Gardens, Florida, October 11, 2005—Dycom Industries, Inc. (NYSE Symbol: “DY”) announced today the closing of an offering of $150 million aggregate principal amount of 8 1/8% Senior Subordinated Notes due 2015. The notes were issued by Dycom Investments, Inc., a direct wholly owned subsidiary of Dycom Industries, Inc. (the “Company”), and are guaranteed by the Company and its significant subsidiaries.
As a result of the closing of the notes offering, the Company has announced that the financing condition to its tender offer to purchase for cash of up to 9.5 million shares of its common stock has been satisfied. The tender offer will expire today, October 11, 2005, at 12:00 midnight, New York City time, unless extended.
The dealer managers for the tender offer are Goldman, Sachs & Co. and Merrill Lynch & Co., and the information agent is Georgeson Shareholder Communications Inc. The depositary is Wachovia Bank, N.A. For questions and information, please call the information agent toll free at (866) 203-1198.
The notes and the guarantees thereof will not be registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements under the Securities Act and any applicable state securities laws.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITY AND DOES NOT CONSTITUTE AN OFFER, SOLICITATION OR SALE IN ANY JURISDICTION IN WHICH SUCH OFFERING WOULD BE UNLAWFUL. THE TENDER OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT THE COMPANY HAS DISTRIBUTED TO ITS STOCKHOLDERS AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS, AS REVISED BY THE AMENDMENTS TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL, AND RELATED MATERIALS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON THE DATE HEREOF, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER. STOCKHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON “SCHEDULE TO,” THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER DOCUMENTS THAT THE COMPANY HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AS AMENDED ON THE DATE HEREOF, AT THE COMMISSION’S WEBSITE AT WWW.SEC.GOV OR BY CALLING GEORGESON SHAREHOLDER COMMUNICATIONS INC., THE INFORMATION AGENT FOR THE TENDER OFFER, TOLL-FREE AT (866) 203-1198. STOCKHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.
Dycom is a leading provider of specialty contracting services throughout the United States. These services include engineering, construction, maintenance and installation services to telecommunications providers, underground locating services to various utilities, including telecommunications providers, and other construction and maintenance services to electric utilities and others.